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                                                                   EXHIBIT 10(s)


                   TCF PERFORMANCE-BASED COMPENSATION POLICY FOR
                              COVERED EXECUTIVE OFFICERS

1. PURPOSE. The purpose of the TCF Performance-Based Compensation Policy for Covered Executive Officers (the "Policy") is to establish one or more performance goals for payment of incentive compensation other than stock options and the maximum amount of such incentive compensation that may be paid to certain executive officers. It is the intention of TCF Financial Corporation (the "Corporation") that incentive compensation awarded to each covered Executive Officer (as defined below) pursuant to the Policy for the taxable year commencing January 1, 1996 and each taxable year thereafter be deductible by the Corporation for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations published relating thereto (the "Regulations").

2. COVERED EXECUTIVE OFFICERS. This Policy shall apply to the Chief Executive Officer of the Corporation. In addition, a committee (the "Committee") consisting solely of independent directors, as defined in section 162(m) of the Code and in the Regulations, may select each year additional individuals to be covered by the Policy in that year. Any individual so selected must be an individual who, on the last day of the previous taxable year, commencing with the taxable year beginning January 1, 1995, was among the four highest compensated executive officers (other than the Chief Executive Officer) of the Corporation. Whether an individual is among the four highest compensated executive officers shall be determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934. The Chief Executive Officer and any other individual selected for participation in this Policy shall be considered the "Covered Executive Officers" and are the only individuals subject to this Policy.

3. INCENTIVE COMPENSATION AWARD/ESTABLISHMENT OF PERFORMANCE GOALS. An incentive compensation award to a Covered Executive Officer pursuant to this Policy may be paid in the form of cash, stock, or restricted stock, or any combination thereof. Payment of incentive compensation awards to a Covered Executive Officer under this Policy will be contingent upon the attainment of the performance goal or goals in the Performance Period established for such Covered Executive Officer by the Committee as provided herein. The Committee shall approve such awards and shall retain the discretion to reduce, defer or eliminate the incentive compensation award payable to a Covered Executive Officer, notwithstanding attainment of any performance goal.

     Each year the Committee shall select the individuals, if any, to be Covered Executive Officers for that year in addition to the Chief Executive Officer and shall establish in writing one or more performance goals to be attained (which performance goals may be stated as alternative performance goals) for a Performance Period for each Covered

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     Executive Officer on or before the latest date permitted under Section
     162(m) of the Code (currently the last day of the first quarter of the calendar year), the Regulations or in ruling or advisory opinions published by the Internal Revenue Service (the "IRS"). Performance goals may be based on any one or more of the following business criteria (as defined in paragraph 4 below) as the Committee may select:

                              - Net Income

                              - Return on Average Assets ("ROA")

                              - Business Unit ROA

                              - Return on Average Equity ("ROE")

                              - Business Unit ROE

                              - Return on Tangible Equity ("ROTE")

                              - Business Unit ROTE

                              - Earnings Per Share ("EPS")

     The maximum amount or value of an incentive compensation award for any Performance Period to the Chief Executive Officer shall not exceed two percent (2%) of the Corporation's Net Income. The maximum amount or value of an incentive compensation award for any Performance Period to any other Covered Executive Officer shall not exceed one percent (1%) of the Corporation's Net Income.

4. DEFINITIONS. For purposes of this Policy and for determining whether a particular goal was attained, the following terms shall have the meanings given them below:

          (a) The term "Net Income" shall mean the Corporation's or Business Unit's after-tax net income for the applicable Performance Period as reported in the Corporation's or Business Unit's consolidated financial statements, adjusted to eliminate the effect of the following: (1) in the event an acquisition is made effective during the Performance Period and is accounted for as a pooling of interests, restatements of financial results for the portion of the Performance Period preceding the effective date of such acquisition; (2) in the event an acquisition is made effective during the Performance Period, regardless of the method of accounting used, the effect on operations attributable to such acquisition with respect to the portion of the Performance Period following the effective date of such acquisition;
          (3) losses resulting from discontinued operations; (4) extraordinary gains or losses; (5) the cumulative effect of changes in generally accepted accounting principles; and (6) any other unusual, non-recurring gain or loss which is separately identified and

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          quantified in the Corporation's or Business Unit's financial statements in accordance with Generally Accepted Accounting Principles ("GAAP") (any reference herein to the Corporation's financial statements shall be deemed to include any footnotes thereto as well as management's discussion and analysis). Notwithstanding the foregoing, in determining the Corporation's Net Income for a Performance Period the Committee may from time to time in its discretion disregard any one or more, or all, of the foregoing adjustments (1) - (6) provided that the effect of doing so would be to reduce the amount of incentive payable to a Covered Executive Officer for such Performance Period.

          (b) The term "Performance Period" shall mean a calendar year, commencing January 1 and ending December 31.

          (c) The term "Return on Average Equity" shall mean the Net Income of the Corporation, less dividends on preferred stock held by an unaffiliated third party, on an annualized basis, divided by the Corporation's Average Total Common Equity (adjusted to eliminate net unrealized gains or losses on assets available for sale resulting from SFAS 115) for the Performance Period.

          (d) The term "Return on Average Assets" shall mean the Net Income of the Corporation on an annualized basis, divided by the Corporation's average total assets (adjusted to eliminate unrealized gains or losses on assets available for sale resulting from SFAS 115) for the Performance Period.

          (e) The term "Business Unit ROA" means the Net Income of a business unit or subsidiary managed by a Covered Executive Officer on an annualized basis, divided by the business unit's or subsidiary's average total assets (adjusted to eliminate unrealized gains or losses on assets available for sale resulting from SFAS 115) for the Performance Period. In determining the Business Unit ROA of TCF Bank Minnesota there shall be subtracted the assets, equity and income of any insured institution subsidiary thereof.

               (f) The term "Business Unit ROE" means the Net Income of a business unit or subsidiary managed by a Covered Executive Officer, less dividends on preferred stock held by an unaffiliated third party, on an annualized basis, divided by the business unit's or subsidiary's Average Total Common Equity including preferred stock held by an affiliated entity (adjusted to eliminate net unrealized gains or losses on assets available for sale resulting from SFAS 115) for the Performance Period. In determining the Business Unit ROE of TCF Bank Minnesota there shall be subtracted the assets, equity and income of any insured institution subsidiary thereof.

               (g) The term "Return on Tangible Equity" shall mean the Net Income of the Corporation plus amortization of goodwill, both on an annualized basis, tax effected

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          at the Corporation's statutory state and federal corporate tax rate, less dividends on preferred stock held by an unaffiliated third party on an annualized basis, divided by beginning of the year tangible common equity (adjusted to eliminate net unrealized gains or losses on assets available for sale resulting from SFAS 115) for the Performance Period.

          (h) The term "Business Unit Return on Tangible Equity" means the Net Income of a business unit or subsidiary managed by a Covered Executive Officer, plus amortization of goodwill of the business unit or subsidiary, both on an annualized basis, tax effected at the Corporation's statutory state and federal corporate tax rate, and less dividends on preferred stock held by an unaffiliated third party, divided by the business unit's or subsidiary's beginning of the year tangible common equity including preferred stock held by an affiliated entity (adjusted to eliminate net unrealized gains or losses on assets available for sale resulting from SFAS 115) for the Performance Period. In determining the Business Unit ROTE of TCF Bank Minnesota there shall be subtracted the assets, equity and income of any insured institution subsidiary thereof.

          (i) The term "Earnings Per Share" shall mean the Net Income of the Corporation divided by the Corporation's weighted average common and common equivalent shares outstanding, as determined for purposes of calculating the Corporation's basic or diluted (whichever the Committee shall designate at the time it establishes the goal) earnings per share under GAAP (as adjusted to eliminate the effect of shares issued for mergers or acquisitions identified in Sections 4.(a)(1) and (2) above where those Sections also resulted in adjustments to Net Income) for the Performance Period.

          (j) The term "Average Total Common Equity" shall mean the common equity of the Corporation or Business Unit, adjusted to eliminate the effect of mergers or acquisitions completed during the Performance Period where those mergers or acquisitions resulted in adjustments to Net Income under Sections 4.(a)(1), (2) or (3) above.

5. CALCULATIONS. Calculations made pursuant to this Policy shall be made in accordance with procedures reasonably designed to implement its terms.

6. APPLICABILITY OF CERTAIN PROVISIONS OF OTHER PLANS. An incentive compensation award paid in stock or restricted stock pursuant to this Policy shall be governed by the provisions (other than provisions with respect to the computation of such award) of the plan under which the award was made. Deferral of an incentive compensation award paid in cash under this Policy may be made pursuant to the provisions of the Corporation's Executive or Senior Officer Deferred Compensation Plan.

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7.   EFFECTIVE DATE; AMENDMENT AND TERMINATION.  This Policy shall be effective as of January 1, 1996; provided, however, that no incentive compensation award shall be paid pursuant to this Policy unless this Policy has been approved by the stockholders of the Corporation. This Policy was amended effective January 1, 1999 to revise the definition of earnings per share. The Committee may at any time terminate or suspend this Policy, or amend or modify this Policy to include any provision that, in the opinion of counsel, would be required by Section 162(m) of the Code, the Regulations, or any other regulations promulgated under the Code, or rulings or advisory opinions published by the IRS.